                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               GERON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            [GERON CORPORATION LOGO]

                               GERON CORPORATION
                             230 CONSTITUTION DRIVE
                              MENLO PARK, CA 94025
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2002

To the Stockholders of Geron Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GERON CORPORATION, a Delaware corporation (the "Company"), will be held on Friday, May 17, 2002, at 9:00 a.m. local time at the Hotel Sofitel, 233 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes:

     1. To elect two Class III directors to hold office until the annual meeting of stockholders in 2005 and until the election and qualification of their respective successors;

     2. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 100,000,000 shares;

     3. To approve the 2002 Equity Incentive Plan for the Company that will replace the 1992 Stock Option Plan, which is expiring;

     4. To ratify appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

     5. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on Monday, March 25, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. Shares of common stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                         By Order of the Board of Directors

                                         /s/ William D. Stempel

                                         William D. Stempel

                                         Secretary

Menlo Park, California
April 1, 2002

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               GERON CORPORATION
                             230 CONSTITUTION DRIVE
                              MENLO PARK, CA 94025
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This proxy statement is being furnished to stockholders of Geron Corporation, a Delaware corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on May 17, 2002, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Hotel Sofitel, 233 Twin Dolphin Drive, Redwood City, California 94065. This proxy statement and accompanying proxy card are being mailed to all stockholders entitled to vote at the Annual Meeting on or about April 5, 2002.

SOLICITATION AND VOTING OF PROXIES


     Only holders of record at the close of business on Monday, March 25, 2002, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, there were 24,703,741 shares of common stock, par value $.001 per share (the "Common Stock") outstanding. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.


     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     In order to constitute a quorum and to transact business at the meeting, a majority of the outstanding shares of Common Stock on the Record Date must be represented at the meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the meeting. Accordingly, neither abstentions, nor broker non-votes, will affect the outcome of the election of candidates for director.

     The proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 100,000,000 shares requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, at the meeting. Accordingly, proxies reflecting abstentions or broker non-votes as to this proposal will be treated as votes against the amendment.

     The proposal to approve the 2002 Equity Incentive Plan (the "2002 Plan") requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, at the meeting. Accordingly, proxies reflecting abstentions as to this proposal will be treated as votes against the 2002 Plan. Broker non-votes, however, will be treated as unvoted for purposes of this proposal, and thus will not be counted as votes for or against the 2002 Plan.

VOTING VIA THE INTERNET OR BY TELEPHONE

     Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers, or other agents, rather than the Company's proxy card.

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet grants of proxies. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant your proxy for those shares telephonically by calling the telephone number shown on the form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site http://www.proxyvote.com.

     Submitting your proxy via the Internet or by telephone will not affect your right to revoke your proxy and vote in person, should you decide to attend the Annual Meeting.

     The telephone and Internet proxy granting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy granting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders granting proxies via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary at the Company's offices, 230 Constitution Drive, Menlo Park, California 94025, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

              MATTERS TO BE CONSIDERED AT THE 2002 ANNUAL MEETING

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven members. The Company's Bylaws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office. The Company's Bylaws also provide that upon expiration of the term of office for a class of directors, nominees for such class will be elected for a term of three years or until their successors are duly elected and qualified.

     The term of the Class III directors will expire in May 2002, and two nominees for director are to be elected as Class III directors. The two nominees are Alexander E. Barkas, Ph.D. and Robert B. Stein, M.D., Ph.D., each of whom currently serves as a Class III director. The Class II directors, Thomas D. Kiley, Esq. and Edward V. Fritzky, have two years remaining on their term of office and, the Class I directors, Thomas B. Okarma, Ph.D., M.D., John P. Walker and Patrick J. Zenner, have one year remaining on their term of office.

     The Board of Directors has selected two nominees for Class III directors, both of whom are currently directors of the Company. The two candidates receiving the highest number of affirmative votes of the shares represented and entitled to vote at the Annual Meeting will be elected as Class III directors of the Company. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is information regarding the nominees for Class III director, the periods during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR A THREE YEAR TERM EXPIRING AT THE
                              2005 ANNUAL MEETING

NOMINEES FOR CLASS III DIRECTORS (TERM EXPIRING AT THE 2005 ANNUAL MEETING)

NAME                                        AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
----                                        ---   ----------------------------------------------
Alexander E. Barkas, Ph.D. ...............  54    General Partner, Prospect Venture Partners
Robert B. Stein, M.D., Ph.D. .............  51    President and Chief Scientific Officer, Incyte
                                                  Genomics

     Alexander E. Barkas, Ph.D., has served as Chairman of the Board since July 1993 and as a director of the Company since March 1992. Dr. Barkas is also a director of Connetics Corp. and several privately held medical technology companies. From March 1992 until May 1993, he served as President and Chief Executive Officer of the Company. He is a founding partner of Prospect Venture Partners, a venture capital investment firm formed in October 1997. Dr. Barkas was a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm, from 1991 to October 1997. He holds a B.A. from Brandeis University and Ph.D. from New York University.

     Robert B. Stein, M.D., Ph.D., has served as a director of the Company since April 1996. Since December 2001, Dr. Stein has been President, Chief Scientific Officer and a director at Incyte Genomics. From September 1996 to November 2001 he served as Executive Vice President of Research & Preclinical Development at DuPont Pharmaceuticals. From August 1993 to September 1996, Dr. Stein was Senior Vice President and Chief Scientific Officer of Ligand Pharmaceuticals, Inc., and from May 1990 to August 1993, he was Vice President of Research at Ligand. From 1982 to 1990, Dr. Stein held various positions with Merck, Sharp, and Dohme Research Laboratories, including Senior Director and Head of the Department of Pharmacology from 1989 to 1990. Dr. Stein holds a B.S. in Biology and Chemistry from Indiana University and a M.D. and a Ph.D. in Physiology and Pharmacology from Duke University.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD OF DIRECTORS

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

     Set forth below is information regarding the continuing Class I and Class II directors of the Company, including their ages, the periods during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

CLASS I DIRECTORS (TERM EXPIRING AT THE 2003 ANNUAL MEETING)

NAME                                        AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
----                                        ---   ----------------------------------------------
Thomas B. Okarma, Ph.D., M.D. ............  56    President and Chief Executive Officer
John P. Walker............................  53    Consultant
Patrick J. Zenner.........................  55    Former President and CEO, Hoffmann La-Roche,
                                                  Inc., North America

     Thomas B. Okarma, Ph.D., M.D., has served as the Company's President, Chief Executive Officer and a director since July 1999. He is also a director of Geron Bio-Med Limited, a United Kingdom company that is a wholly-owned subsidiary of the Company. From May 1998 until July 1999, Dr. Okarma was the Vice President of Research and Development of the Company. From December 1997 until May 1998, Dr. Okarma was Vice President of Cell Therapies of the Company. From 1985 until joining Geron, Dr. Okarma, the scientific founder of Applied Immune Sciences, Inc., served initially as its Vice President of Research and Development and then as its Chairman and Chief Executive Officer until 1995 when it was acquired by Rhone-Poulenc Rorer. Dr. Okarma was a Senior Vice President at Rhone-Poulenc Rorer from the time of the acquisition of Applied Immune Sciences, Inc. until December 1996. From 1980 to 1985, Dr. Okarma was a member of the faculty of the Department of Medicine at Stanford University School of Medicine. Dr. Okarma holds a A.B. from Dartmouth College and a M.D. and Ph.D. from Stanford University.

     John P. Walker has served as a director of the Company since April 1997. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals, Inc. and its predecessor company, Arris Pharmaceutical. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company that was sold to Union Carbide Chemicals and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. Mr. Walker is a director of Essential Therapeutics Corporation, Discovery Partners International Inc. and certain other privately held biotechnology companies. He holds a B.A. from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University

     Patrick J. Zenner has served as a director of the Company since July 2001. From 1969 until January 2001, Mr. Zenner held a series of executive managerial positions with Hoffman La-Roche, Inc., North America, the prescription drug unit of the Roche Group, a leading research-based health care enterprise. He retired as President and Chief Executive Officer in January 2001. Mr. Zenner is a board member of numerous associations including the Pharmaceutical Research and Manufacturers Association, the Health Care Institute of New Jersey, the American Foundation for Pharmaceutical Education, the American Society of Hospital Pharmacists Foundation, the Health Care Leadership Council and the Biotechnology Industry Organization. He is also a director of Praecis Pharmaceuticals, Dendrite International and Genta, Inc. Mr. Zenner holds a B.A. from Creighton University and a M.B.A. from Fairleigh Dickinson University. He serves on the Board of Trustees for both universities.

CLASS II DIRECTORS (TERM EXPIRING AT THE 2004 ANNUAL MEETING)

NAME                                        AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
----                                        ---   ----------------------------------------------
Thomas D. Kiley, Esq. ....................  58    Attorney-at-law
Edward V. Fritzky.........................  51    Chief Executive Officer and Chairman, Immunex
                                                  Corporation

     Thomas D. Kiley, Esq., has served as a director of the Company since September 1992. Mr. Kiley is also a director of Connetics Corp. and certain privately held biotechnology and other companies. He has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the Los Angeles law firm of Lyon & Lyon and was a partner at the firm from 1975 to 1980. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

     Edward V. Fritzky, has served as a director of the Company since July 1998. He has served as Chief Executive Officer and Chairman of Immunex Corporation since January 1994. Mr. Fritzky is also a director of Sonosite, Inc. Mr. Fritzky served as President of Lederle Laboratories, a division of American Cyanamid, from 1992 to 1994, and as Vice President of Lederle Laboratories from 1989 to 1992. Prior to joining Lederle Laboratories, Mr. Fritzky was an executive of Searle Pharmaceuticals, Inc., a subsidiary of the Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President of Marketing in the United States, and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company. Mr. Fritzky holds a B.A. from Duquesne University and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University.

     There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2001, the Board of Directors held five meetings and acted by written consent on one occasion. The Board has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating Committee. During the fiscal year ended December 31, 2001, each of the incumbent directors attended at least 90% of the meetings of the Board and the committees on which he served, during the period for which he was a director or committee member, respectively.


     The Audit Committee, which is comprised of Dr. Barkas and Messrs. Kiley and Walker, met five times in 2001. All of the members of the Audit Committee are "independent," as that term is defined in the listing requirements of the National Association of Securities Dealers. The Audit Committee's responsibilities include: (i) recommending the selection of the Company's independent public auditors to the Board of Directors, (ii) consulting with the independent auditors with regard to the plan and scope of the audit, (iii) reviewing, in consultation with the independent auditors, their report of the audit or proposed report of the audit, and the accompanying management letter, if any, and (iv) consulting with the independent auditors and management with regard to the adequacy of the Company's internal controls. The responsibilities of the Audit Committee are outlined in a written charter.


     The Compensation Committee, which is comprised of Dr. Barkas and Mr. Walker, met two times during fiscal 2001 and acted by written consent on four occasions during fiscal 2001. The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers the incentive compensation and benefit plans of the Company, and performs such other functions regarding compensation as the Board may delegate. In addition, the Compensation Committee has exclusive authority to administer the 1992 Stock Option Plan (and will have the same power for the proposed 2002 Equity Incentive Plan) with respect to executive officers and directors. Neither Dr. Barkas nor Mr. Walker is a former or current officer or employee of the Company or any of its subsidiaries, except that Dr. Barkas served as President and Chief Executive Officer of the Company from March 1992 until May 1993, and they have no interlocking directorships.

     The Stock Option Committee was formed in December 1996 in order to provide timely option grants to new employees and consultants (other than executive officers and directors of the Company) and currently consists of one member, Dr. Okarma. The Stock Option Committee has limited authority to administer the Company's 1992 Stock Option Plan (and the proposed 2002 Equity Incentive Plan) concurrently with the Compensation Committee. The Stock Option Committee has the authority to grant options for up to 20,000 shares of Common Stock to new employees and consultants in accordance with procedures approved by the Board of Directors. The Stock Option Committee acted by written consent on 24 occasions during fiscal 2001.

     The Nominating Committee was formed in February 2001 in order to make recommendations to the Board for candidates to be nominated for election or re-election as director by the stockholders or by the Board. The members of the Nominating Committee are Drs. Barkas and Okarma. The Nominating Committee met one time during fiscal 2001. The Nominating Committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees in accordance with the Company's Bylaws.

COMPENSATION OF DIRECTORS

  FEES

     Non-employee directors currently receive $1,000 for each board meeting attended and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

  DIRECTORS' STOCK OPTION PLAN

     Each non-employee director received periodic option grants for shares of Common Stock pursuant to the Company's 1996 Directors' Stock Option Plan, as amended (the "Directors Plan"). The Directors Plan is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors.

     The purpose of the Directors Plan is to provide an incentive for directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board of Directors.

     Option Grants. As amended effective May 17, 2002, the Directors Plan provides that each person who becomes a non-employee director after the effective date of the Directors Plan shall be automatically granted a First Option to purchase 45,000 shares of Common Stock on the date on which such person first becomes a non-employee director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy. A Subsequent Option to purchase 20,000 shares is automatically granted under the Directors Plan, to each non-employee director (other than the Chairman of the Board of Directors) on the date of the Annual Meeting of Stockholders in each year during the director's service on the Board. The Subsequent Option granted to the Chairman of the Board of Directors is for 30,000 shares. A Committee Service Option to purchase 2,500 shares is granted to each non-employee director upon such director's appointment to the Audit Committee or Compensation Committee of the Board of Directors, and on the date of each Annual Meeting during the director's service on such committee. There is currently no compensation for participation on other committees.

     The Directors Plan provides that each First Option granted thereunder becomes exercisable in installments cumulatively as to one-third of the shares subject to the First Option on each of the first, second and third anniversaries of the date of grant of the First Option; and as to 100% of the shares subject to each Subsequent Option or Committee Service Option on the date of grant of each Subsequent Option or Committee Service Option. The options remain exercisable for up to 90 days following the optionee's termination of service as a director of the Company, unless such termination is a result of death or permanent and total disability, in which case the options (both those already exercisable and those that would have become exercisable had the director remained on the board for an additional 36 months) remain exercisable for up to a 24 month period following death or disability.

     Exercise Price and Term of Options. The exercise price of all stock options granted under the Directors Plan is equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, which is defined to be the closing sale price of the Company's Common Stock on the Nasdaq National Market on the date of grant. Options granted under the Directors Plan have a term of ten years.

     Options Granted to Directors. The following table sets forth information with respect to the stock options granted under the 1996 Directors' Option Plan to the non-employee directors of the Company (6 persons) for the fiscal year ended December 31, 2001. As discussed above, the executive officers of the Company and the employees of the Company are not eligible for grants under the Directors Plan.

                                                NUMBER OF SHARES SUBJECT TO   WEIGHTED AVERAGE
                                                   OPTIONS GRANTED UNDER       EXERCISE PRICE
DIRECTOR                                            THE DIRECTORS PLAN           PER SHARE
--------                                        ---------------------------   ----------------
Barkas, Alexander.............................            10,000                   $12.56
Fritzky, Edward...............................            20,000                   $13.21
Kiley, Thomas.................................            20,000                   $12.51
Stein, Robert.................................             5,000                   $12.16
Walker, John..................................             5,000                   $10.00
Zenner, Patrick...............................            35,000                   $14.60


     As of March 25, 2002, options to purchase a total of 258,550 shares were outstanding under the Directors Plan (net of canceled or expired options), and 150,000 shares remained available for future grants under the Directors Plan. As of March 25, 2002, the aggregate fair market value of shares subject to outstanding options under the Directors Plan was $2,032,203, based upon the closing price of the Common Stock on the Nasdaq National Market.


     Federal Income Tax Aspects. The following is a brief summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the Directors Plan.

     Options granted under the Directors Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above will be treated as capital gain (or loss), and will be long-term capital gain if the optionee has held the shares more than one year. For individual taxpayers, the maximum U.S. federal income tax rate on long-term capital gains under current tax law is 20%, whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

     Other Compensation. In April 1996, the Company entered into a consulting agreement with Mr. Kiley, pursuant to which Mr. Kiley agreed to provide such advice and consultation as reasonably requested by the Company to its officers and scientists on the direction, implementation and operations of its scientific programs, business plans and management of intellectual property. As compensation for his services under this agreement, Mr. Kiley received an option under the 1992 Stock Option Plan to purchase 7,352 shares of Common Stock at an exercise price of $2.04 per share, with monthly vesting over a five year period. This agreement expired on April 10, 2001.

     In February 2001, Gary L. Neil, a director of the Company since September 1998, passed away. In recognition of his valuable service to the Company over the years, the Board accelerated the vesting of all unvested options granted to Mr. Neil under the 1992 Stock Option Plan. Mr. Neil's unvested options under the Directors Plan were automatically accelerated pursuant to the Directors Plan. As a result, Mr. Neil's estate has 24 months from the date of Mr. Neil's death to exercise options to purchase 46,750 shares of Geron Common Stock.

     In February 2001, Ronald W. Eastman submitted his resignation from the Board, effective May 18, 2001. In recognition of Mr. Eastman's valuable service to the Company, the Board extended the time period for Mr. Eastman's exercise of the options previously granted to him under the 1992 Stock Option Plan (all of which were already immediately exercisable) until the earlier of May 18, 2004 or the tenth anniversary of the grant of the options.

                                   PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 50,000,000 shares to 100,000,000 shares.

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the current outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company's Restated Certificate of Incorporation, in substantially the form of Appendix 1 hereto, with the Secretary of State of the State of Delaware.


     In addition to the 24,703,741 shares of Common Stock outstanding as of March 25, 2002, the Board has reserved 5,444,350 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans and up to approximately 2,616,615 shares of Common Stock which may be issued upon conversion of outstanding debentures, exercise of warrants and future milestone obligations.


     Although at present the Board of Directors has no plans to issue additional shares of Common Stock other than as described above, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business through the acquisition of other businesses or technologies.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company in connection with the Share Purchase Rights Plan adopted by the Board in July 2001. The Rights Plan is a "poison pill" intended to protect stockholders' interest in the event the Company is confronted with coercive takeover tactics. Pursuant to the Rights Plan, all holders of Common Stock were issued Rights that, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, would allow them to acquire additional shares of Common Stock at a low price. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

                                 REQUIRED VOTE

     Stockholders are requested in this Proposal 2 to approve this amendment to the Company's Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to approve the proposal.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                        STOCKHOLDERS VOTE FOR PROPOSAL 2

                                   PROPOSAL 3

                     APPROVAL OF 2002 EQUITY INCENTIVE PLAN

     The Company's stockholders are being asked to approve the adoption of the 2002 Equity Incentive Plan (the "2002 Plan") at this Annual Meeting.


     On February 15, 2002, the Board of Directors adopted the 2002 Plan, subject to stockholder approval. The Board believes the proposed 2002 Plan is essential to maintain balanced and competitive total compensation programs. Geron currently grants options under the 1992 Stock Option Plan, as amended (the "1992 Plan"), which was approved by Geron's stockholders in July 1992. As of March 25, 2002, 121,195 shares of Geron Common Stock remained available for future grants under the 1992 Plan and 4,769,329 shares of Common Stock were subject to outstanding options granted (net of canceled or expired options) under the 1992 Plan. As of March 25, 2002, the aggregate fair market value of shares subject to outstanding options under the 1992 Plan was $37,486,926. The 1992 Plan will expire by its terms in August 2002, and no further option grants can be made under the 1992 Plan after that date. Without the adoption of the 2002 Plan, the Company would be unable to make option grants in 2002 and beyond, consistent with the Company's normal compensation practices and common practice in the industry. The 2002 Plan would enable Geron to continue to attract and retain high quality employees and consultants.

SUMMARY OF 2002 EQUITY INCENTIVE PLAN

     The following summary of the material provisions of the proposed 2002 Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the 2002 Plan, which is attached as Appendix 2 to this proxy statement.

  GENERAL


     The 2002 Plan provides for grants to employees of the Company and any parent or subsidiary of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of non-qualified stock options and stock purchase rights to employees (including officers and employee directors) and consultants (including non-employee directors) of the Company or any parent or subsidiary of the Company. As of March 25, 2002, ten executive officers and approximately 153 other employees and consultants (including non-employee directors) are currently eligible to participate in the 2002 Plan. See "Federal Income Tax Aspects" below for information concerning the tax treatment of incentive stock options, non-qualified stock options and stock purchase rights.


     The 2002 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  PURPOSE

     The purposes of the 2002 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to give employees and consultants of the Company a greater personal stake in the success of the Company's business; to provide additional incentive to the employees and consultants of the Company to continue and advance in their employment and service to the Company; and to promote the success of the Company's business.

  ADMINISTRATION

     The 2002 Plan is to be administered by the Company's Board of Directors or a committee of the Board (the "Administrator"). The 1992 Plan is currently being administered by the Compensation Committee and the Stock Option Committee of the Board of Directors. With respect to executive officers of the Company (including executive officers who are also directors), the 2002 Plan will be administered exclusively by the Compensation Committee of the Board of Directors. The Administrator may determine the terms of the options and stock purchase rights granted, including the exercise or purchase price, the number of shares subject to each option or stock purchase right and the exercisability options. The Administrator also has the authority to select the individuals to whom options and stock purchase rights will be granted and to make any combination of grants to individuals. The Administrator's interpretation and construction of any provision of the 2002 Plan will be final and binding upon all participants.

  ELIGIBILITY

     The 2002 Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any parent or subsidiary of the Company, while non-qualified stock options and stock purchase rights may be granted not only to employees (including officers and employee directors), but also to consultants (including non-employee directors) of the Company or any parent or subsidiary of the Company. The Administrator shall have full authority to determine which eligible individuals are to receive option grants or stock purchase rights under the 2002 Plan; the number of shares to be covered by each such grant; whether a granted option is to be an incentive stock option which satisfies the requirements of Section 422 of the Code or a non-qualified stock option not intended to meet such requirements; the time or times at which each such option is to become exercisable; and the maximum term for which the option is to remain outstanding.

     The 2002 Plan provides that the maximum number of shares of Common Stock which may be granted under options or stock purchase rights to any one employee during any fiscal year shall be 750,000 shares, subject to adjustment as provided in the 2002 Plan. There is also a limit under the Code on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

  STOCK SUBJECT TO THE STOCK OPTION PLAN

     Under the 2002 Plan, a maximum of 5,000,000 shares of Common Stock will be initially reserved for issuance of awards. This maximum number of shares will automatically increase on each anniversary date of the Board of Directors adoption of the 2002 Plan during the term of the 2002 Plan by the least of (i) 2,000,000 shares, (ii) 4% of the Company's outstanding Common Stock as of such anniversary date, or (iii) a lesser amount determined by the Board. If stock option awards granted under the 2002 Plan expire or otherwise terminate without being exercised, the shares of Common Stock not purchased pursuant to such award again become available for issuance under the 2002 Plan.

  TERMS OF OPTIONS

     The following is a description of the terms of options under the 2002 Plan. Individual option grants may be more or less restrictive as to any or all of the terms described below, except for those mandatory terms described using the word "must."


     Exercise Price; Payment. The exercise price under the 2002 Plan is determined by the Administrator and in the case of all incentive stock options granted under the 2002 Plan, the exercise price must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. An optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee having a value equal to the statutory minimum amount required to be withheld, by delivering already owned stock of the Company that, in the case of stock acquired from the Company has been held by the optionee for at least six months, or by a combination of these means. At March 25, 2002, the closing sales price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $7.86 per share.


     The consideration to be paid for shares issued upon exercise of options granted under the 2002 Plan, including the method of payment, is determined by the Administrator and may consist entirely of cash; check; promissory note; shares of the Company's Common Stock which have been beneficially owned by the optionee for at least six months or which were not acquired directly or indirectly from the Company and which have a fair market value on the exercise date equal to the aggregate exercise price of the shares purchased; authorization for the Company to retain from the total number of shares as to which the option is exercised a number of shares having a fair market value on the exercise date equal to the aggregate exercise price of the shares issued; or delivery of a properly executed notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payments by any combination of the above methods or any other consideration and method of payment permitted by law.

     Option Exercise/Restrictions on Transfer. An option is nontransferable by the optionee other than by will or by the laws of descent and distribution. Each option may be exercised during the lifetime of the optionee only by such optionee or in the case of a non-qualified stock option by a transferee under a qualified domestic relations order. In the event of an optionee's death, an option may be exercised by a person who acquires the right to exercise that option by bequest or inheritance. Options granted under the 2002 Plan will generally vest in a series of installments at the rate of 12.5% of the total number of shares as of the six month period from the date of grant, and approximately 2.08% each month thereafter. Under certain circumstances, options may be exercised prior to vesting, subject to the Company's right to repurchase shares subject to such option at the exercise price paid per share. The Company's repurchase rights would generally terminate on a vesting schedule identical to the vesting schedule of the exercised option.

     Term. The Administrator determines the term of options. The term of a stock option granted under the 2002 Plan must not exceed ten years; provided, however, that the term of an incentive stock option must not exceed five years for 10% Stockholders.

     In the event an optionee ceases to be employed or retained by the Company for any reason other than death or disability, each outstanding option held by such optionee will remain exercisable for the three-month period following the date of such cessation of employment or service. Should the optionee's employment or service terminate by reason of death or disability, all outstanding options that would be exercisable in the next 36 months would become exercisable and remain exercisable for 24 months following the date of death or disability. If an optionee dies within three months after termination (other than a termination because of disability), each outstanding option held by such optionee will remain exercisable for 6 months following the date of termination. The Board will have full power and authority to extend the period of time for which the option is to remain exercisable following the optionee's termination of service.

  STOCK PURCHASE RIGHTS

     The Administrator may issue stock purchase rights to employees, directors and consultants either alone, in addition to or in tandem with the issuance of options under the 2002 Plan. The Administrator determines:

     - the number of shares subject to stock purchase rights issued to employees, directors and consultants;

     - the price per share for the restricted stock to be issued to an employee, director or consultant pursuant to a stock purchase right;

     - the time period within which an employee, director or consultant to whom a stock purchase right has been issued must accept such offer; and

     - the terms and conditions of the stock purchase rights and restricted stock.

     Restricted stock issued pursuant to the exercise of a stock purchase right will be evidenced by a written restricted stock purchase agreement. The restricted stock purchase agreement will contain such restrictions as the Administrator provides, including restrictions concerning voting rights, transferability and restrictions based on duration of employment and the satisfaction of performance thresholds. The Company may repurchase from the holder of restricted stock the restricted stock immediately upon the termination of employment or consultancy for any reason (including death or disability) for an amount equal to the price paid for the restricted stock. The Company may pay the price for the restricted stock by canceling any indebtedness that the stockholder may owe to the Company. The repurchase option will lapse at a rate of at least 20% per year over five years from the date the restricted stock is purchased.

  ADJUSTMENT PROVISIONS

     In the event any change is made to the Common Stock issuable under the 2002 Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate adjustments shall be made to
(i) the aggregate number and/or class of shares issuable under the 2002 Plan,
(ii) the maximum number of shares for which any one person may be granted options or stock purchase rights per calendar year and (iii) the aggregate number and/or class of shares and the option price per share in effect under each outstanding option or stock purchase right, as applicable, in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Administrator shall be final, binding and conclusive.

  EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a transaction involving a merger or acquisition of all or substantially all of the Company's assets, the 2002 Plan, like the 1992 Plan, provides that each outstanding option and vesting of stock acquired by a stock purchase right will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction and all restrictions on such stock shall lapse immediately before the effective date of the transaction. In addition, upon the occurrence of such a transaction, the 2002 Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the 2002 Plan will terminate.

  DURATION AND AMENDMENT

     Unless terminated sooner through action by the Board of Directors, the 2002 Plan shall terminate in 2012. The Board shall have complete and exclusive power and authority to amend or modify the 2002 Plan in any or all respects whatsoever; provided, however, that no amendment or modification shall, without the consent of the holders, adversely affect the rights and obligations with respect to options outstanding under the 2002 Plan; and provided, further, that the Board shall obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable statutory, regulatory or other legal requirements.

  FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the U.S. federal income tax consequences of transactions under the 2002 Plan based on federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all participants under the 2002 Plan to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the 2002 Plan.

     Stock Options. Options granted under the 2002 Plan may be either "incentive stock options," which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or non-qualified stock options, which will not so qualify.

     If an option granted under the 2002 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise. However, the difference between the exercise price and the fair market value of the stock at the date of exercise will be an item of adjustment for the purposes of the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares acquired upon exercise more than two years after grant of the option and one year after such exercise, any gain will be treated as long-term capital gain. If either of these holding periods is not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier.

     All other options which do not qualify as incentive stock options are referred to as non-qualified stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a non-qualified stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation under U.S. tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares as of the date of exercise of the option will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from the date of exercise.

     Stock Purchase Rights. For federal income tax purposes, if an optionee is granted a stock purchase right, the optionee generally will not have taxable income on the grant of the stock purchase right, nor will the Company then be entitled to any deduction. Generally, on the purchase of restricted stock pursuant to a stock purchase right, the optionee will also not have taxable income, nor will the Company be entitled to a deduction, unless the optionee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the optionee generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. If the optionee makes a valid election under Section 83(b) with respect to restricted stock, the optionee generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock, and the Company will be entitled to a deduction for the same amount.

  SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, provides that a publicly held corporation cannot deduct compensation of a covered employee (the Chief Executive Officer and the four other most highly compensated employees for the taxable year whose compensation is required to be reported to stockholders under the Securities Exchange Act of 1934, as amended) to the extent the compensation exceeds $1 million per tax year. There is a statutory exception to this limitation for compensation based on the attainment of performance goals. Income derived from stock options will qualify for this exception and thus be treated as performance-based compensation if granted in accordance with the requirements set forth in Section 162(m). Grants of stock options under the 2002 Plan that are made by the Compensation Committee are expected to comply with those requirements.

2002 PLAN BENEFITS

     The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers and employees under the 2002 Plan. The actual benefits, if any, to the holders of stock options issued under the 2002 Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option. The following table presents certain information with respect to stock awards granted under the 1992 Plan for the fiscal year ended December 31, 2001 to (i) each of the executive officers named in the Summary

Compensation Table, (ii) all executive officers as a group, (iii) all non-executive officer directors as a group and (iv) all non-executive officer employees as a group.


                                                                                 NUMBER OF SHARES
                                                                                 SUBJECT TO STOCK
                                                              WEIGHTED AVERAGE   AWARDS GRANTED IN
NAME AND POSITION                                              EXERCISE PRICE       FISCAL 2001
-----------------                                             ----------------   -----------------
Thomas B. Okarma, Ph.D., M.D. ..............................       $14.73              240,000
  President and Chief Executive Officer
David J. Earp, Ph.D., J.D. .................................       $13.91              119,000
  Vice President of Intellectual Property
David L. Greenwood..........................................       $13.60              155,000
  Chief Financial Officer, Senior Vice President of
  Corporate Development and Treasurer
Calvin B. Harley, Ph.D. ....................................       $13.12               85,000
  Chief Scientific Officer
Jane S. Lebkowski, Ph.D. ...................................       $14.27              129,000
  Vice President of Research and Development, Regenerative
  Medicine
All Executive Officers as a group (10 persons)..............       $13.22            1,167,712
All Non-Executive Officer Directors as a Group (6
  persons)..................................................       $13.28               95,000
All Non-Executive Officer Employees as a Group (95
  persons)..................................................       $12.89            1,221,230


                                 REQUIRED VOTE

     Stockholders are requested in this Proposal 3 to approve the 2002 Equity Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to approve the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                        STOCKHOLDERS VOTE FOR PROPOSAL 3

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as the Company's independent auditors since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

     The Company has been informed by Ernst & Young LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

                                 REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                        STOCKHOLDERS VOTE FOR PROPOSAL 4

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percentage of the outstanding shares of the Common Stock, which, according to the information supplied to Geron, are beneficially owned by (i) each person who, to the best of the Company's knowledge based exclusively on Schedules 13G filed with the Securities and Exchange Commission, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each person who is currently a director, two of whom are also nominees for election as a director, (iii) each Named Executive Officer, as defined on page 17 hereof, and (iv) all current directors and executive officers as a group. Except for information based on Schedules 13G, as indicated in the footnotes, beneficial ownership is stated as of February 25, 2002.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                              NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                                SHARES        TOTAL
----------------                                              ----------   -----------
DIRECTORS/NOMINEES AND NAMED EXECUTIVE OFFICERS:
Alexander E. Barkas, Ph.D.(2)...............................    148,128          *
Edward V. Fritzky(3)........................................     50,000          *
Thomas D. Kiley, Esq.(4)....................................     94,300          *
Robert B. Stein, M.D., Ph.D.(5).............................     13,350          *
John P. Walker(6)...........................................     38,550          *
Patrick J. Zenner(7)........................................         --          *
David J. Earp, J.D., Ph.D.(8)...............................     79,674          *
David L. Greenwood(9).......................................    300,476       1.21%
Calvin B. Harley, Ph.D.(10).................................    260,048       1.05%
Jane S. Lebkowski, Ph.D.(11)................................    101,023          *
Thomas B. Okarma, Ph.D., M.D.(12)...........................    500,207       2.00%
All directors and executive officers as a group (16
  persons)..................................................  1,737,539       6.65%
5% BENEFICIAL HOLDERS:
RGC International Investors, LDC(13)........................  1,588,707       6.49%
  251 Saint Asaphs Road, 3 Bala Plaza East, Suite 501
  Bala Cynwyd, PA 19004

---------------

  *  Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 25, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The persons named in this table, to the best of the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Includes 28,593 shares held directly by Alexander E. Barkas, 882 shares held by Lynda Wijcik, the spouse of Dr. Barkas, and 118,653 shares issuable upon the exercise of outstanding options held by Dr. Barkas exercisable within 60 days of February 25, 2002.

 (3) Represents 50,000 shares issuable upon the exercise of outstanding options held by Edward V. Fritzky exercisable within 60 days of February 25, 2002.

 (4) Includes 7,352 shares held directly by Thomas D. Kiley, 9,705 shares held by the Kiley Family Partnership and 14,302 shares held by the Thomas D. Kiley and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981. Also includes 62,941 shares issuable upon the exercise of outstanding options held by Mr. Kiley exercisable within 60 days of February 25, 2002.

 (5) Represents 13,350 shares issuable upon the exercise of outstanding options held by Robert B. Stein exercisable within 60 days of February 25, 2002.

 (6) Represents 38,550 shares issuable upon the exercise of outstanding options held by John P. Walker exercisable within 60 days of February 25, 2002.

 (7) Represents no shares issuable upon the exercise of outstanding options held by Patrick J. Zenner exercisable within 60 days of February 25, 2002.

 (8) Includes 4,425 shares held directly by David J. Earp and 75,249 shares issuable upon the exercise of outstanding options held by Dr. Earp exercisable within 60 days of February 25, 2002.

 (9) Represents 300,476 shares issuable upon the exercise of outstanding options held by David L. Greenwood exercisable within 60 days of February 25, 2002.

(10) Includes 19,874 shares held by the Harley Family Trust and 240,174 shares issuable upon the exercise of outstanding options held by Dr. Harley exercisable within 60 days of February 25, 2002.

(11) Includes 3,565 shares held directly by Jane S. Lebkowski and 97,458 shares issuable upon the exercise of outstanding options held by Dr. Lebkowski exercisable within 60 days of February 25, 2002.

(12) Represents 500,207 shares issuable upon the exercise of outstanding options held by Thomas B. Okarma exercisable within 60 days of February 25, 2002.

(13) Based on Schedule 13G filed by RGC International Investors, LDC.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the annual and long-term compensation for services rendered to Geron in all capacities for the fiscal years ended December 31, 2001, 2000 and 1999 of those persons who were, at December 31, 2001, (i) the chief executive officer, (ii) the other four most highly compensated executive officers whose annual salary and bonuses exceeded $100,000 or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 2001 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                                                                        AWARDS
                                                     ANNUAL COMPENSATION                             ------------
                                        ---------------------------------------------   RESTRICTED    SECURITIES
                                                                       OTHER ANNUAL       STOCK       UNDERLYING
NAME AND PRINCIPAL POSITION             YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)     OPTIONS(#)
---------------------------             ----   ---------   --------   ---------------   ----------   ------------
Thomas B. Okarma, M.D., Ph.D.(1)......  2001   $342,500    $150,000       $    --          $ --        240,000
  President and Chief Executive
  Officer                               2000    300,000      95,000            --            --             --
                                        1999    277,590      41,540            --            --        335,000
David L. Greenwood....................  2001    275,000      75,350            --            --        155,000
  Chief Financial Officer, Treasurer
  and                                   2000    250,000      30,000            --            --             --
  Senior Vice President of Corporate    1999    240,000      35,900        12,000(2)         --         95,000
  Development
Calvin B. Harley, Ph.D. ..............  2001    245,000      46,060            --            --         85,000
  Chief Scientific Officer              2000    239,200      23,900            --            --             --
                                        1999    239,200      35,880            --            --         45,000
David J. Earp, J.D., Ph.D.(3).........  2001    230,000      50,370            --            --        119,000
  Vice President of Intellectual
  Property                              2000    205,000      24,600            --            --             --
                                        1999     51,250      26,440         3,000(4)         --         85,000
Jane S. Lebkowski, Ph.D.(5)...........  2001    220,000      48,180            --            --        129,000
  Vice President of Research and        2000    180,000      36,000            --            --             --
  Development, Regenerative Medicine    1999    173,333      25,930            --            --         55,000

---------------
(1) Dr. Okarma joined the Company in December 1997. He was promoted to President and Chief Executive Officer in July 1999.

(2) Other annual compensation consisted of monthly housing expenses of $1,000 per month.

(3) Dr. Earp joined the Company in June 1999. He was promoted to Vice President of Intellectual Property in October 1999.

(4) Other annual compensation consisted of monthly housing expenses of $1,500 per month.

(5) Dr. Lebkowski joined the Company in April 1998. She was promoted to Vice President of Research and Development, Regenerative Medicine in August 1999.

STOCK OPTION GRANTS IN FISCAL YEAR 2001

     The following table provides certain information regarding options granted to the Chief Executive Officer and the Named Executive Officers during the year ended December 31, 2001. No stock appreciation rights were granted during the year.

                                                      INDIVIDUAL GRANTS
                                 ------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                                      PERCENT OF                                  AT ASSUMED ANNUAL RATES
                                 NUMBER OF SHARES   TOTAL OPTIONS                               OF STOCK PRICE APPRECIATION
                                    UNDERLYING        GRANTED TO     EXERCISE OR                    FOR OPTION TERM(4)
                                     OPTIONS         EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------------
NAME                              GRANTED(#)(1)     FISCAL YEAR(2)    ($/SH)(3)       DATE         5%($)          10%($)
----                             ----------------   --------------   -----------   ----------   ------------   ------------
Thomas B. Okarma, Ph.D.,
  M.D. ........................      150,000             6.3            18.63        1/26/11     1,756,974      4,452,518
                                      90,000             3.8             8.23       12/14/11       465,822      1,180,485
David L. Greenwood.............       80,000             3.3            18.63        1/26/11       937,053      2,374,676
                                      75,000             3.1             8.23       12/14/11       388,185        983,738
Calvin B. Harley, Ph.D. .......       40,000             1.7            18.63        1/26/11       468,526      1,187,338
                                      45,000             1.9             8.23       12/14/11       232,911        590,243
David J. Earp, Ph.D., J.D. ....       65,000             2.7            18.63        1/26/11       761,356      1,929,424
                                      54,000             2.3             8.23       12/14/11       279,493        708,291
Jane S. Lebkowski, Ph.D. ......       75,000             3.1            18.63        1/26/11       878,487      2,226,259
                                      54,000             2.3             8.23       12/14/11       279,494        708,291

---------------
(1) Each of these stock options, which were granted under the 1992 Stock Option Plan, is exercisable in a series of installments measured from the vesting commencement date generally over 48 months, provided that each Named Executive Officer continues to provide services to the Company. In the event of certain transactions involving a change in control of the Company, the options will vest in full. The maximum term of each option grant is ten years from the date of grant.

(2) Based on an aggregate of 2,388,942 options granted by the Company in the year ended December 31, 2001 to all employees of the Company, including the Named Executive Officers.

(3) Exercise price is the closing sales price of the Common Stock underlying the stock option on the grant date as reported on the Nasdaq National Market.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2001 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to stock options exercised during the year ended December 31, 2001 by the Chief Executive Officer and Named Executive Officers and unexercised stock options held as of the end of such fiscal year by such persons:

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                              SHARES                           YEAR-END(2)($)         FISCAL YEAR-END(3)($)
                            ACQUIRED ON       VALUE        -----------------------   -----------------------
NAME                        EXERCISE(#)   REALIZED(1)($)     VESTED      UNVESTED      VESTED      UNVESTED
----                        -----------   --------------   ----------   ----------   ----------   ----------
Thomas B. Okarma, Ph.D.,
  M.D. ...................        --         $    --        $437,913     $422,087     $941,055     $238,215
David L. Greenwood........        --              --         266,531      220,821      821,214      203,946
Calvin B. Harley,
  Ph.D. ..................     7,220          77,355         217,644      131,424      813,957      166,719
David J. Earp, J.D.,
  Ph.D. ..................        --              --          59,375      139,625           --       25,380
Jane S. Lebkowski,
  Ph.D. ..................        --              --          80,667      148,333      134,998       70,002

---------------
(1) Fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee on the same date) less the exercise price.

(2) These stock options, which were granted under the 1992 Stock Option Plan, are exercisable in a series of installments measured from the vesting commencement date generally over 48 months, provided that each Named Executive Officer continues to provide services to the Company. In the event of certain transactions involving a change in control of the Company, the options will vest in full. The maximum term of each option grant is ten years from the date of grant.

(3) Based on the closing sales price of the Common Stock as of December 31, 2001, quoted on the Nasdaq National Market ($8.70 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

     The Company does not have employment agreements with any of the Named Executive Officers.

     In the event of a merger, acquisition or similar change in control of the Company, both the 1992 Plan and the 2002 Plan provide that each outstanding option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction. In addition, upon the occurrence of such transaction, the 2002 Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the 2002 Plan will terminate.

                        COMPENSATION COMMITTEE REPORT(1)

     In 2001, the Compensation Committee of the Board of Directors (the "Committee") consisted of Dr. Barkas and Mr. Walker, neither of whom is an officer or an employee of the Company. The Committee is responsible for making recommendations and taking actions concerning salaries and incentive compensation of officers and employees of the Company, including the award of stock options under the Company's stock option plan. In particular, the Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer and other executive officers on an annual basis. Executive officers who are also directors are not present during the discussion of their compensation.

PHILOSOPHY

     The Company's executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company's executive compensation policies include:

     - competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives and are included in the Nasdaq-Pharmaceutical Index;

     - annual incentive programs which are designed to encourage executives to focus on the achievement of specific short-term corporate goals as well as longer-term strategic objectives; and

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     - equity-based incentives designed to motivate executives over the long-term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for achievements which benefit the Company's stockholders.

     In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of the Company's current stage of development, the Committee evaluates other indications of performance, such as progress of the Company's research and development programs and corporate development activities, as well as the Company's success in securing capital sufficient to enable the Company to continue research and development activities. These considerations necessarily involve an assessment by the Committee of individual and corporate performance. In addition, total compensation paid by the Company to its executive officers is designed to be comparable to compensation packages paid to the management of other companies of comparable size in the biopharmaceutical industry. Toward that end, the Committee may review both independent survey data as well as data gathered internally.

EXECUTIVE OFFICER COMPENSATION

     Compensation for each of the Company's executive officers, including the Chief Executive Officer, generally consists of three elements: a cash salary, a cash incentive bonus and stock option grants with exercise prices generally set at the fair market value at the time of the grant. Base salaries are determined at the beginning of the fiscal year, whereas cash bonuses are awarded on a discretionary basis, usually following the Company's fiscal year-end, and are based on the achievement of corporate and individual goals set by the Board and the Company's Chief Executive Officer at the beginning of the year, as well as the financial condition and prospects for the Company.

     The Company has used the grant of options under its 1992 Stock Option Plan (and plans to use grants under the 2002 Equity Incentive Plan in the future, if the 2002 Equity Incentive Plan is approved by stockholders) to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive's total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company. In determining the size of an option to be granted to an executive officer, the Committee takes into account an officer's position and level of responsibility within the Company, the officer's existing stock and option holdings, and the potential reward to the officer if the stock price appreciates in the public market.

     In December 2001, the Committee met to evaluate the Company and individual performance against the goals for 2001. These goals included the progressive development of the Company's scientific programs, establishment of collaborative partnerships and the obtainment of additional funding for the Company's operations. The Committee determined that the Company successfully achieved many of its objectives. As a result the Committee recommended that individual executive officers receive cash bonuses, depending on the Committee's assessment of individual performance. None of the bonuses, except for the Chief Executive Officer's bonus, exceeded 30% of such officer's eligible 2001 compensation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     At the end of 2001, the Committee increased the base salary of Dr. Okarma by approximately 23%. The Committee's decision reflected the results of an outside consultant's study of compensation paid to chief executive officers and other employees of other companies in the biopharmaceutical industry, based on which the Committee concluded that a significant increase was warranted. The Committee's decision also recognized Dr. Okarma's contributions to the performance of the Company, which included continued development of the Company's research and development programs, including initiation of human clinical trials for telomerase immunotherapy and development of a telomerase inhibitor for the treatment of cancer. In making its determination with respect to the bonus to be awarded to Dr. Okarma for 2001, the Committee's assessment was that Dr. Okarma's performance was critical to the achievement of company performance objectives for 2001.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

     The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests.

                                          Alexander E. Barkas, Ph.D.
                                          John P. Walker

                              PERFORMANCE GRAPH(1)

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on July 31, 1996 to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market-U.S. Companies (the "Nasdaq-US") and the Nasdaq Pharmaceutical Index (the "Nasdaq-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each quarterly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM"). The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE THE COMPANY'S INITIAL PUBLIC OFFERING ON JULY 31, 1996(2)
(PERFORMANCE GRAPH)

                                                       NASDAQ - US           NASDAQ - PHARMACEUTICAL           GERON CORP.
                                                       -----------           -----------------------           -----------
07/31/96                                                   100                         100                         100
09/30/96                                                   114                         115                          90
12/31/96                                                   119                         111                         171
03/31/97                                                   113                         106                         126
06/30/97                                                   133                         114                          97
09/30/97                                                   156                         128                         140
12/31/97                                                   146                         115                         106
03/31/98                                                   171                         126                         160
06/30/98                                                   176                         117                         121
09/30/98                                                   159                         110                          79
12/31/98                                                   206                         146                         140
03/31/99                                                   231                         161                         129
06/30/99                                                   253                         164                         135
09/30/99                                                   259                         188                         135
12/31/99                                                   383                         275                         163
03/31/00                                                   430                         338                         358
06/30/00                                                   374                         375                         413
09/29/00                                                   344                         412                         366
12/29/00                                                   230                         342                         199
03/30/01                                                   172                         254                         135
06/29/01                                                   203                         315                         181
09/28/01                                                   141                         254                         124
12/31/01                                                   183                         292                         112

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the Nasdaq-US and the Nasdaq-Pharmaceutical on July 31, 1996. The cumulative total return on the Company's stock has been computed based on an initial price of $7.75 per share, the price at which the Company's shares closed on the first day of trading.

                           AUDIT COMMITTEE REPORT(1)

     The Audit Committee of Geron Corporation's Board of Directors is comprised of independent directors as required by the listing standards of the National Association of Securities Dealers. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

     The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2001 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with maintaining the auditors' independence.

     The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company's financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company's auditors meet the applicable standards for auditor independence.

     Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     Submitted on February 15, 2002 by the members of the Audit Committee of the Company's Board of Directors.

                                          Alexander E. Barkas, Ph.D.
                                          Thomas D. Kiley, Esq.
                                          John P. Walker

                              INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, our independent auditors for the fiscal year ended December 31, 2001, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 2002. The Company has been informed by Ernst & Young

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

LLP that neither the firm nor any of its members or their associates has any financial interest, direct or indirect in the Company or its affiliates.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from the stockholders.

AUDIT FEES AND ALL OTHER FEES

     The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2001 fiscal year were $108,410. There were no financial systems design and implementation services provided by Ernst & Young LLP. Fees for audit related services were approximately $31,600 and fees for non-audit related services were approximately $25,475. Audit related services generally represent fees for assistance with SEC registration statements and a UK statutory audit. Non-audit related services primarily represent fees for corporate tax services. The Audit Committee of the Company's Board of Directors has concluded that the provision of these non-audit services is compatible with maintaining Ernst & Young LLP's independence.

                              CERTAIN TRANSACTIONS

     In December 1993, the Company provided an interest-free loan to Calvin B. Harley, Chief Scientific Officer, in the principal amount of $150,000, due December 1, 1996, pursuant to a note secured by a second deed of trust to Dr. Harley's principal residence in California. On December 1, 1996, the Company agreed to extend the due date of the interest-free loan to December 31, 1998. In February 1999, the Company agreed to restructure the loan and extend the due date to December 31, 2002. The loan will be paid through annual installments of $37,500. As of December 31, 2001, the outstanding balance on this loan was $37,500.

     In August 1999, the Company provided an interest-free loan to David J. Earp, Vice President of Intellectual Property, in the principal amount of $100,000 due in two installments: one-half of the principal balance in August 2002 and the remainder in August 2003, pursuant to a note secured by a second deed of trust on Dr. Earp's principal residence in California. As of December 31, 2001, the outstanding balance on this loan was $100,000.

     In January 2002, the Company provided an interest-free loan to Bruce L. Scott, Vice President of Corporate Development, in the principal amount of $150,000 due in January 2004, pursuant to a note secured by a second deed of trust on Mr. Scott's principal residence in California. As of December 31, 2001, the loan had not been made.

     Also, the Board accelerated the vesting schedule for options previously granted to Mr. Gary Neil and extended the term of exercisability for Mr. Neil's outstanding options and Mr. Ronald Eastman's outstanding options. See "Compensation of Directors."

     The Company has entered into indemnity agreements with all of its officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason for his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common

Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal year ended December 31, 2001, all Reporting Persons complied with the applicable filing requirement.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     The Company expects to hold its 2003 Annual Meeting of Stockholders in May 2003. All proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be directed to the attention of the Company's Secretary, at the address set forth on the first page of this proxy statement, so that they are received by December 2, 2002, if they are to be considered for possible inclusion in the proxy statement and form of proxy used in connection with such meeting. In compliance with the Securities Exchange Act Rule 14a-8, stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not less than 10 and nor more than 60 days prior to the date of the meeting. In addition, the Company's Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. Copies of the Company's Bylaws may be obtained from Geron's Secretary.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ William D. Stempel

                                          WILLIAM D. STEMPEL

                                          Secretary

April 1, 2002

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

                                                                      APPENDIX 1

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               GERON CORPORATION

William D. Stempel hereby certifies that:

     FIRST: He is the duly elected and acting Secretary of Geron Corporation, a Delaware corporation.

     SECOND: The name of this Corporation is Geron Corporation (the "Corporation").

     THIRD: The Corporation's Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on March 24, 1998; a Certificate of Designation was filed with the Secretary of State on March 27, 1998; a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 1999; and a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State on June 28, 2000.

     FOURTH: The amendment to the Corporation's Restated Certificate of Incorporation set forth below was duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: Article IV, Paragraph (A) of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

          "(A) Class of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred and Three Million (103,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.001 per share, and Three Million (3,000,000) shares shall be Preferred Stock, par value $0.001 per share.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of
Amendment of Restated Certificate of Incorporation this      day of May, 2002
and hereby affirm and acknowledge under the penalty of perjury that the filing of this Certificate of Amendment of Restated Certificate of Incorporation of Geron Corporation is the act and deed of Geron Corporation.

                                          GERON CORPORATION
                                          a Delaware corporation

                                          By:
                                            ------------------------------------
                                            William D. Stempel, Secretary

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

                                                                      APPENDIX 2

                               GERON CORPORATION

                           2002 EQUITY INCENTIVE PLAN

     1. Purposes of the Plan. The purposes of the Geron Corporation 2002 Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business. Options granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

     2.  Definitions.  As used herein, the following definitions shall apply:

          (a) "Acquisition" means (1) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

          (b) "Administrator" means the Board or the Committee responsible for conducting the general administration of the Plan, as applicable, in accordance with Section 4 hereof.

          (c) "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section.

          (f) "Committee" means a committee appointed by the Board in accordance with Section 4 hereof.

          (g) "Common Stock" means the Common Stock of the Company.

          (h) "Company" means Geron Corporation, a Delaware corporation.

          (i) "Consultant" means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Parent or Subsidiary of the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and
     (iii) the consultant or adviser is a natural person who has contracted directly with the Company or any Parent or Subsidiary of the Company to render such services.

          (j) "Director" means a member of the Board.

          (k) "Employee" means any person, including an Officer or Director, who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee (i) during any leave of absence approved by the Company or (ii) upon any transfer between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient, by itself, to constitute "employment" by the Company.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto. Reference to any particular Exchange Act section shall include any successor section.

          (m) "Fair Market Value" means, as of any date, the value of a share of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for a share of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for a share of the Common Stock on the last market trading day prior to the day of determination; or

             (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

          (n) "Holder" means a person who has been granted or awarded an Option or Stock Purchase Right or who holds Shares acquired pursuant to the exercise of an Option or Stock Purchase Right.

          (o) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

          (p) "Independent Director" means a Director who is not an Employee of the Company.

          (q) "Non-Qualified Stock Option" means an Option (or portion thereof) that is not designated as an Incentive Stock Option by the Administrator, or which is designated as an Incentive Stock Option by the Administrator but fails to qualify as an incentive stock option within the meaning of
     Section 422 of the Code.

          (r) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (s) "Option" means a stock option granted pursuant to the Plan.

          (t) "Option Agreement" means a written agreement between the Company and a Holder evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (u) "Parent" means any corporation, whether now or hereafter existing (other than the Company), in an unbroken chain of corporations ending with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (v) "Plan" means the Geron Corporation 2002 Equity Incentive Plan.

          (w) "Qualified Domestic Relations Order" means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

          (x) "Restricted Stock" means Shares acquired pursuant to the exercise of an unvested Option in accordance with Section 10(h) below or pursuant to a Stock Purchase Right granted under Section 12 below.

          (y) "Rule 16b-3" means that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

          (z) "Section 16(b)" means Section 16(b) of the Exchange Act, as such Section may be amended from time to time.

          (aa) "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto. Reference to any particular Securities Act section shall include any successor section.

          (bb) "Service Provider" means an Employee, Director or Consultant.

          (cc) "Share" means a share of Common Stock, as adjusted in accordance with Section 13 below.

          (dd) "Stock Purchase Right" means a right to purchase Common Stock pursuant to Section 12 below, subject to such repurchase rights by the Company and such other terms and conditions as are determined pursuant to
     Section 12 below.

          (ee) "Subsidiary" means any corporation, whether now or hereafter existing (other than the Company), in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the shares of stock subject to Options or Stock Purchase Rights shall be Common Stock, initially shares of the Company's Common Stock. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued upon exercise of such Options or Stock Purchase Rights is five million (5,000,000) Shares, plus an annual increase to be added on each anniversary date of the Board's adoption of the Plan during the term of the Plan equal to the least of (i) two million (2,000,000) Shares, (ii) four percent (4%) of the Company's outstanding Shares on such date or (iii) a lesser amount determined by the Board. Shares issued upon exercise of Options or Stock Purchase Rights may be authorized but unissued, or reacquired Common Stock. If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares which are delivered by the Holder or withheld by the Company upon the exercise of an Option or Stock Purchase Right under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of this
Section 3. If Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan. Notwithstanding the provisions of this Section 3, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Code Section 422.

     4.  Administration of the Plan.

     (a) Administrator. A Committee of the Board shall administer the Plan and the Committee shall consist solely of two or more Independent Directors each of whom is both an "outside director," within the meaning of Section 162(m) of the Code, and a "non-employee director" within the meaning of Rule 16b-3. Notwithstanding the foregoing, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Independent Directors the authority to grant, and otherwise act as Administrator hereunder with respect to, awards under the Plan to eligible persons who are either (1) not then "covered employees," within the meaning of Section 162(m) of the Code and are not expected to be "covered employees" at the time of recognition of income resulting from such award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not "non-employee directors," within the meaning of Rule 16b-3, the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

     (b) Powers of the Administrator. Subject to the provisions of the Plan and the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its sole discretion:

          (i) to determine the Fair Market Value;

          (ii) to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

          (iii) to determine the number of Shares to be covered by each such award granted hereunder;

          (iv) to approve forms of agreement for use under the Plan;

          (v) to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may vest or be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine) and amend such terms and conditions following the grant of such Options and Stock Purchase Rights hereunder;

          (vi) to determine whether to offer to buyout a previously granted Option as provided in subsection 10(i) and to determine the terms and conditions of such offer and buyout (including whether payment is to be made in cash or Shares);

          (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

          (viii) to allow Holders to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Holders to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

          (ix) to amend the Plan or any Option or Stock Purchase Right granted under the Plan as provided in Section 15; and

          (x) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan and to exercise such powers and perform such acts as the Administrator deems necessary or desirable to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

     (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Holders.

     5. Eligibility. Non-Qualified Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee, Director or Consultant who has been granted an Option or Stock Purchase Right may be granted additional Options or Stock Purchase Rights.

     6.  Limitations.

     (a) Each Option shall be designated by the Administrator in the Option Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Holder's Incentive Stock Options and other incentive stock options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options or other options shall be treated as Non-Qualified Stock Options.

     For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

     (b) Neither the Plan, any Option nor any Stock Purchase Right shall confer upon a Holder any right with respect to continuing the Holder's employment or consulting relationship with the Company, nor shall they interfere in any way with the Holder's right or the Company's right to terminate such employment or consulting relationship at any time, with or without cause.

     (c) No Service Provider shall be granted, in any calendar year, Options or Stock Purchase Rights to purchase more than 750,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13. For purposes of this
Section 6(c), if an Option is canceled in the same calendar year it was granted (other than in connection with a transaction described in Section 13), the canceled Option will be counted against the limit set forth in this Section 6(c). For this purpose, if the exercise price of an Option is reduced, the transaction shall be treated as a cancellation of the Option and the grant of a new Option.

     7. Term of Plan. The Plan shall become effective upon its initial adoption by the Board and shall continue in effect until it is terminated under
Section 15 of the Plan. No Options or Stock Purchase Rights may be issued under the Plan after the tenth (10th) anniversary of the earlier of (i) the date upon which the Plan is adopted by the Board or (ii) the date the Plan is approved by the stockholders.

     8. Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Holder who, at the time the Option is granted, owns (or is treated as owning under Code Section 424) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

     9.  Option Exercise Price and Consideration.

     (a) Except as provided in Section 13, the per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but in no event less than the par value per Share, and in the case of an Incentive Stock Option

          (i) granted to an Employee who, at the time of grant of such Option, owns (or is treated as owning under Code Section 424) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

          (ii) granted to any other Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (b) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

     (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash,
(2) check, (3) with the consent of the Administrator, a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Administrator, (4) with the consent of the Administrator, other Shares which (x) in the case of Shares acquired from the Company, have been owned by the Holder for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) with the consent of the Administrator, surrendered Shares then issuable upon exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or exercised portion thereof, (6) property of any kind which constitutes good and valuable consideration, (7) with the consent of the Administrator, delivery of a notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Options and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (8) with the consent of the Administrator, any combination of the foregoing methods of payment.

     10.  Exercise of Option.

     (a) Vesting; Fractional Exercises. Except as provided in Section 13, Options granted hereunder shall be vested and exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement, as may be amended from time to time. An Option may not be exercised for a fraction of a Share.

     (b) Deliveries upon Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his or her office:

          (i) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

          (ii) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Laws. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop transfer notices to agents and registrars;

          (iii) Upon the exercise of all or a portion of an unvested Option pursuant to Section 10(h), a Restricted Stock purchase agreement in a form determined by the Administrator and signed by the Holder or other person then entitled to exercise the Option or such portion of the Option; and

          (iv) In the event that the Option shall be exercised pursuant to
     Section 10(f) by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option.

     (c) Conditions to Delivery of Share Certificates. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

          (i) The admission of such Shares to listing on all stock exchanges on which such class of stock is then listed;

          (ii) The completion of any registration or other qualification of such Shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its sole discretion, deem necessary or advisable;

          (iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its sole discretion, determine to be necessary or advisable;

          (iv) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

          (v) The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which in the sole discretion of the Administrator may be in the form of consideration used by the Holder to pay for such Shares under Section 9(c).

     (d) Termination of Relationship as a Service Provider. If a Holder ceases to be a Service Provider other than by reason of the Holder's total and permanent disability (as defined in Section 22(e)(3) of the

Code) or death, such Holder may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Holder's termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Holder is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option immediately cease to be issuable under the Option and shall again become available for issuance under the Plan. If and to the extent, after termination, the Holder does not exercise his or her Option within the time period specified herein, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan.

     (e) Disability of Holder. If a Holder ceases to be a Service Provider as a result of the Holder's total and permanent disability (as defined in Section 22(e)(3) of the Code), the Holder may exercise his or her Option within twenty-four (24) months following the Holder's termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) and such Option shall be exercisable during such period for the number of Shares subject to the Option with respect to which the right to exercise was (i) already accrued as of the Holder's termination and (ii) would have accrued had the Holder remained a Service Provider continuously for thirty-six (36) months (or such lesser period of time as is determined by the Board) after the date of Holder's termination. If, on the date of termination, the Holder is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option (determined after taking into account the accelerated exercisability provided for in this Section 10(e)) shall immediately cease to be issuable under the Option and shall again become available for issuance under the Plan. If, and to the extent, after termination, the Holder does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan.

     (f) Death of Holder. If a Holder dies while a Service Provider, the Option may be exercised within twenty-four (24) months following the Holder's termination by the Holder's estate or by a person who acquires the right to exercise the Option by bequest or inheritance (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) and such Option shall be exercisable during such period for the number of Shares subject to the Option with respect to which the right to exercise was (i) already accrued as of the Holder's termination and (ii) would have accrued had the Holder remained a Service Provider continuously for thirty-six (36) months (or such lesser period of time as is determined by the Board) after the date of Holder's termination. If, at the time of death, the Holder is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option (determined after taking into account the accelerated exercisability provided for in this Section 10(f)) shall immediately cease to be issuable under the Option and shall again become available for issuance under the Plan. The Option may be exercised by the executor or administrator of the Holder's estate or, if none, by the person(s) entitled to exercise the Option under the Holder's will or the laws of descent or distribution. If, and to the extent, the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan.

     If a Holder dies within three (3) months after termination as a Service Provider (other than as a result of the Holder's disability), the Option may be exercised within six (6) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Holder's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise such Option had accrued as of the date of death.

     (g) Regulatory Extension. A Holder's Option Agreement may provide that if the exercise of the Option following the termination of the Holder's status as a Service Provider (other than upon the Holder's death or Disability) would be prohibited at any time because the issuance of shares would violate the registration requirements under the Securities Act or because the sale of Shares on or after exercise would be inconsistent with the terms of the Company's insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 8 or (ii) the expiration of a period of three (3) months after the termination of the Holder's status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements or inconsistent with such insider trading policy, as applicable.

     (h) Early Exercisability. The Administrator may provide in the terms of a Holder's Option Agreement that the Holder may, at any time before the Holder's status as a Service Provider terminates, exercise the Option in whole or in part prior to the full vesting of the Option; provided, however, that Shares acquired upon exercise of an Option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Administrator may determine in its sole discretion.

     (i) Buyout Provisions. The Administrator may at any time offer to buyout for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Holder at the time that such offer is made.

     11. Non-Transferability of Options and Stock Purchase Rights. Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Holder, only by the Holder. Notwithstanding the preceding sentence, a Non-Qualified Stock Option may be assigned in accordance with the terms of a Qualified Domestic Relations Order. The assigned Option may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to such Qualified Domestic Relations Order. The terms applicable to the assigned Option (or portion thereof) shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Administrator may deem appropriate.

     12.  Stock Purchase Rights.

     (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with Options granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator.

     (b) Repurchase Right. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company the right to repurchase Shares acquired upon exercise of a Stock Purchase Right upon the termination of the purchaser's status as a Service Provider for any reason. The purchase price for Shares repurchased by the Company pursuant to such repurchase right and the rate at which such repurchase right shall lapse shall be determined by the Administrator in its sole discretion, and shall be set forth in the Restricted Stock purchase agreement.

     (c) Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

     (d) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

     13.  Adjustments upon Changes in Capitalization, Merger or Asset Sale.

     (a) In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator's sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Option, Stock Purchase Right or Restricted Stock, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

          (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Options or Stock Purchase Rights may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 3 on the maximum number and kind of shares which may be issued and adjustments of the maximum number of Shares that may be purchased by any Holder in any calendar year pursuant to Section 6(c));

          (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Stock Purchase Rights or Restricted Stock; and

          (iii) the grant or exercise price with respect to any Option or Stock Purchase Right.

     (b) In the event of any transaction or event described in Section 13(a), the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option, Stock Purchase Right or Restricted Stock or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Option, Stock Purchase Right or Restricted Stock granted or issued under the Plan or to facilitate such transaction or event:

          (i) To provide for either the purchase of any such Option, Stock Purchase Right or Restricted Stock for an amount of cash equal to the amount that could have been obtained upon the exercise of such Option or Stock Purchase Right or realization of the Holder's rights had such Option, Stock Purchase Right or Restricted Stock been currently exercisable or payable or fully vested or the replacement of such Option, Stock Purchase Right or Restricted Stock with other rights or property selected by the Administrator in its sole discretion;

          (ii) To provide that such Option or Stock Purchase Right shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Option or Stock Purchase Right;

          (iii) To provide that such Option, Stock Purchase Right or Restricted Stock be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

          (iv) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options and Stock Purchase Rights, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Options, Stock Purchase Rights or Restricted Stock or Options, Stock Purchase Rights or Restricted Stock which may be granted in the future; and

          (v) To provide that immediately upon the consummation of such event, such Option or Stock Purchase Right shall not be exercisable and shall terminate; provided, that for a specified period of time prior to such event, such Option or Stock Purchase Right shall be exercisable as to all Shares covered thereby, and the restrictions imposed under an Option Agreement or Restricted Stock purchase agreement upon some or all Shares may be terminated and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase, notwithstanding anything to the contrary in the Plan or the provisions of such Option, Stock Purchase Right or Restricted Stock purchase agreement.

     (c) Subject to Section 3, the Administrator may, in its sole discretion, include such further provisions and limitations in any Option, Stock Purchase Right, Restricted Stock agreement or certificate, as it may deem equitable and in the best interests of the Company.

     (d) If the Company undergoes an Acquisition, then the vesting of any outstanding Options, Stock Purchase Rights or Restricted Stock (and, if applicable, the time during which such awards may be exercised) shall be accelerated and made fully exercisable and all restrictions thereon shall lapse at least ten (10) days prior to the closing of the Acquisition. Any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume any Options, Stock Purchase Rights or Restricted Stock outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 13(d)) for those outstanding under the Plan. In the event any surviving corporation or entity or acquiring corporation or entity in an Acquisition, or affiliate of such corporation or entity, does not assume any Options, Stock Purchase Rights or Restricted Stock or does not substitute similar stock awards for those outstanding under the Plan, then such Options or Stock Purchase Rights shall terminate if not exercised prior to the closing of such Acquisition.

     (e) The existence of the Plan, any Option Agreement or Restricted Stock purchase agreement and the Options or Stock Purchase Rights granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     14. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

     15.  Amendment and Termination of the Plan.

     (a) Amendment and Termination. The Board may at any time wholly or partially amend, alter, suspend or terminate the Plan. However, without approval of the Company's stockholders given within twelve (12) months before or after the action by the Board, no action of the Board may, except as provided in
Section 13, increase the limits imposed in Section 3 on the maximum number of Shares which may be issued under the Plan or extend the term of the Plan under
Section 7.

     (b) Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

     (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Holder, unless mutually agreed otherwise between the Holder and the Administrator, which agreement must be in writing and signed by the Holder and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options, Stock Purchase Rights or Restricted Stock granted or awarded under the Plan prior to the date of such termination.

     16. Stockholder Approval. The Plan will be submitted for the approval of the Company's stockholders within twelve (12) months after the date of the Board's initial adoption of the Plan. Options, Stock Purchase Rights or Restricted Stock may be granted or awarded prior to such stockholder approval, provided that such Options, Stock Purchase Rights and Restricted Stock shall not be exercisable, shall not vest and the restrictions thereon shall not lapse prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all

Options, Stock Purchase Rights and Restricted Stock previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

     17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     18. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     19. Repurchase Provisions. The Administrator in its sole discretion may provide that the Company may repurchase Shares acquired upon exercise of an Option or Stock Purchase Right upon the occurrence of certain specified events, including, without limitation, a Holder's termination as a Service Provider, divorce, bankruptcy or insolvency.

     20. Investment Intent. The Company may require a Plan participant, as a condition of exercising or acquiring stock under any Option or Stock Purchase Right, (i) to give written assurances satisfactory to the Company as to the participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option or Stock Purchase Right; and (ii) to give written assurances satisfactory to the Company stating that the participant is acquiring the stock subject to the Option or Stock Purchase Right for the participant's own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of stock under the applicable Option or Stock Purchase Right has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

     21. Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

                              *  *  *  *  *  *  *

     I hereby certify that the Plan was duly adopted by the Board of Directors of Geron Corporation on February 15, 2002.

     Executed at Menlo Park, California on this 20th day of March, 2002.

                                          /s/ William D. Stempel

                                          William D. Stempel

                                          Secretary

                            [GERON CORPORATION LOGO]

                               GERON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GERON CORPORATION
                      2002 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of Geron Corporation, a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 1, 2002, and hereby appoints Thomas B. Okarma, David L. Greenwood and William D. Stempel, or any of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2002 Annual Meeting of Stockholders of Geron Corporation to be held on May 17, 2002, at 9:00 a.m., at the Hotel Sofitel, 233 Twin Dolphin Drive, Redwood City, California 94065 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

    This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of two Class III Directors to hold office until the annual meeting of stockholders in the year 2005; (2) to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 100,000,000 shares; (3) to approve the 2002 Equity Incentive Plan for the Company that will replace the 1992 Stock Option Plan, which is expiring; (4) to ratify appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; (5) to adjourn or postpone the Annual Meeting for any reason, including to permit further solicitation of proxies; and as said proxies deem advisable on such other matters as may come before the meeting.

[X] Please mark your votes as in this example.

1. Election of Class III Directors.

  Nominees: Alexander E. Barkas, Ph.D. and Robert B. Stein, Ph.D., M.D.

 [ ] FOR all nominees (except as indicated)  [ ] WITHHOLD authority to vote for all nominees

  If you wish to withhold authority to vote for any individual nominee, strike a line through that individual's name.

  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

2. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 100,000,000
   shares.             [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. To approve the 2002 Equity Incentive Plan for the Company that will replace the 1992 Stock Option Plan, which is expiring.
                       [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. To ratify appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.
                       [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

5. To adjourn or postpone the Annual Meeting for any reason, including to permit further solicitation of proxies.
                       [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

6. To transact such other business as may properly come before the Annual
   Meeting.

                                                        Date:

                                                        ------------------------

                                                        ------------------------
                                                              Signature(s)

                                                        Please sign exactly as
                                                        name(s) appears hereon.
                                                        When shares are held by
                                                        joint tenants, both
                                                        should sign. When
                                                        signing as attorney,
                                                        executor, administrator,
                                                        trustee, or guardian,
                                                        please give full title
                                                        as such. If a
                                                        corporation, please sign
                                                        in full corporate name
                                                        by President or other
                                                        authorized officer. If a
                                                        partnership, please sign
                                                        in partnership name by
                                                        authorized person.

                                                        Note: This Proxy should
                                                        be marked, dated and
                                                        signed by the
                                                        stockholder(s) exactly
                                                        as his or her name
                                                        appears hereon, and
                                                        returned in the enclosed
                                                        envelope.